UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2007

ENTRADE INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-15303	52-2153008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Central Avenue, Northfield, Illinois 60093

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 441-6650

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 414a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On April 4, 2007, Entrade Inc. (the “Company”), through its wholly owned subsidiary Nationwide Auction Systems, Inc. (“Nationwide”), agreed with Axle Capital, LLC (“Axle”) to amend the existing loan agreements between Axle and Nationwide (the “Existing Loan Agreements”) to provide for an additional $2,000,000 loan from Axle to Nationwide (the “New Loan”). The loan would mature in 5 years, would carry an interest rate of 15% per annum, and would be secured by all existing collateral provided to Axle under the Existing Loan Agreements. In addition, Entrade agreed to issue to Axle warrants to purchase 200,000 shares of restricted Entrade common stock. The proceeds of the New Loan are being used to fund Entrade’s obligations under the Amended Asbestos Settlement described in Item 8.01 below.

Item 8.01 Other Events

On June 3, 2002, Artra Group Incorporated (“Artra”), a wholly owned subsidiary of Entrade, Inc. (“Entrade”), filed a voluntary petition for relief (the “Petition”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Petition was filed in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”) and is known by Case Number 02 B 21522. The Petition was filed in response to a growing number of asbestos and asbestos related litigation claims directed toward Artra, arising primarily from Artra’s previous ownership of Baltimore Paint and Chemical (a division or subsidiary of Artra Group Incorporated) and The Synkoloid Company (a division or subsidiary of Artra Group Incorporated) and their affiliated entities (the “Asbestos Claims”).

On or about June 25, 2002, the United States Trustee for the Northern District of Illinois appointed the Official Committee of Unsecured Creditors of Artra Group Incorporated (the “Creditors Committee”) to represent the interests of Artra’s unsecured creditors. By order dated August 30, 2002, the Bankruptcy Court appointed Erwin I. Katz, Ltd. As the legal representative for future asbestos claimants (the “Futures Representative”).

The Creditors Committee filed an action in the Bankruptcy Court (the “Committee Action”) seeking to consolidate Entrade and Artra in the Bankruptcy Case. In connection with the Committee Action, the Creditors Committee alleged that Entrade was obligated to Artra in an approximate aggregate principal amount of $23,337,000, plus accrued interest, pursuant to a series of promissory notes made by Entrade during calendar year 2001 (the “Entrade Notes”).

In response to the Committee Action, Entrade negotiated a settlement with Artra, the Creditors Committee and the Futures Representative (the “Original Asbestos Settlement”). Under the terms of the Original Asbestos Settlement, Entrade agreed to make a one-time payment of $3,000,000 to Artra, and further agreed to issue a promissory note to Artra in the principal amount of $2,000,000, which promissory note was to be secured by a letter of credit. In exchange for those payments, Artra, the Creditors Committee and the Futures Representative agreed to: (i) permanently dismiss the Committee Action; (ii) release all claims against Entrade under the Entrade Notes, (iii) release Entrade from any and all liability associated with existing Asbestos Claims and (iv) release Entrade from any and all future Asbestos Claims through issuance of a Channeling Injunction, which is more fully described below. The release included release of Entrade’s officers and directors, as well as Entrade’s affiliated entities and certain persons associated with those affiliated entities.

The Original Settlement Agreement was subject to the satisfaction of certain conditions, including approval by the Bankruptcy Court and the issuance by the Bankruptcy Court of a permanent injunction under Section 105 of the Bankruptcy Code in favor of Entrade and its affiliated parties permanently enjoining any further prosecution of Asbestos Claims against Entrade. In addition, the Original Asbestos Settlement required ARTRA, the Creditors Committee and the Futures Representative to use their best efforts to obtain a Channeling Injunction in favor of Entrade. A Channeling Injunction is an injunction issuable by the Bankruptcy Court under Section 524(g) of the Bankruptcy Code that permanently enjoins future prosecution of Asbestos Claims against Entrade. The Bankruptcy Court approved the Original Settlement Agreement, with certain modifications. However, the implementation of the Original Settlement Agreement was deferred until such time the Bankruptcy Court would issue a final order confirming a plan of reorganization for Artra, at which time the parties would implement the Original Settlement Agreement.

On January 24, 2007, Artra and the Committee filed an Amended Joint Reorganization Plan of Artra Group Incorporated, as Modified (the “Plan”). As proposed under the Plan, Artra would emerge from the bankruptcy case as an operating business (“Reorganized Artra”). The primary elements of the Plan were: (i) the creation of an asbestos trust (“Asbestos Trust”) to which all of the present and future Asbestos Claims against Artra would be channeled for resolution and payment; (ii) the transfer of assets to the asbestos trust for the payment of such claims; (iii) the emergence of Reorganized Artra with sufficient assets from which to fund its post-confirmation business activities; and (iv) entry of a permanent channeling injunction that would enjoin future prosecution of Asbestos Claims against Artra, Reorganized Artra and other released parties, including Entrade.

The Plan requires that all holders of Asbestos Claims will have to file a claim form with the Asbestos Trust. The Asbestos Trust would evaluate, resolve and pay the Asbestos Claims. The Asbestos Trust would be funded primarily through (i) realization of cash proceeds from Artra’s various insurance policies, through settlement or otherwise; (ii) a settlement with a third party to whom Artra had sold The Synkoloid Company and (iii) the settlement with Entrade described above.

In exchange for its contribution to the Asbestos Trust, Entrade would be released from all Asbestos Claims, which claims would be channeled to the Asbestos Trust. The Plan also would enjoin all present and future holders of Asbestos Claims, and all holders of pre-confirmation right to payment from Artra, from pursuing any actions against Entrade, by issuance of a Channeling Injunction.

On January 25, 2007, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”). On February 28, 2007, the United States District Court for the Northern District of Illinois entered an additional order affirming confirmation of the Plan (the “Affirming Order”). As approved by the Confirming Order and the Affirming Order, the Plan became effective April 2, 2007 (the “Effective Date”).

Following confirmation of the Plan, on April 9, 2007, Entrade entered into an agreement (the “Amended Asbestos Settlement”) with reorganized Artra and the Asbestos Trust pursuant to which the parties amended the terms of the Original Asbestos Settlement. As a result of the Amended Asbestos Settlement, Entrade was no longer obligated to make the payments under the Original Asbestos Settlement; instead it was required to: (i) make a one time payment to Reorganized Artra in the amount of $1,800,000, which entire amount would be used to pay certain obligations of Reorganized Artra; (ii) assume a $700,000 obligation to fund Reorganized Artra’s ongoing business activities, of which $200,000 would be payable immediately and $500,000 would be payable at the discretion of Entrade and Reorganized Artra and (iii) issue to the Asbestos Trust a promissory note in the principal amount of $2,500,000 (the “New Entrade Note”).

The New Entrade Note is non-interest bearing and is payable on April 9, 2012. If Entrade makes full payment on or before April 9, 2009, it will receive a prepayment discount of $1,500,000; if Entrade makes payment on or before April 9, 2010, it will receive a prepayment discount of $1,000,000, and if Entrade makes payment on or before April 5, 2011, it will receive a prepayment discount of $500,000. In addition, $500,000 of the New Entrade Note is convertible into 200,000 shares of Entrade common stock. The conversion may be elected at any time by the Asbestos Trust, and may be elected by Entrade upon the satisfaction of certain conditions.

The Amended Asbestos Settlement does not affect the relief granted to Entrade under the Plan. Specifically, Entrade will continue to receive the benefit of the release of Asbestos Claims and will continue to enjoy the protection of the Channeling Injunction. These protections will remain in effect even if Entrade defaults on its obligations to provide the additional $570,000 for Artra’s business operations or if it defaults on payment of the New Entrade Note.

The Amended Asbestos Settlement was conditioned upon on the satisfaction of certain conditions, including the issuance of the Confirmation Order, the Affirming Order, and the effectiveness of a Channeling Injunction in favor of Entrade. On April 5, 2007, Entrade received notice from the Asbestos Trust that all conditions required under the Amended Asbestos Settlement had been satisfied, and that payment of an aggregate amount of $2,000,000 was due from Entrade pursuant to the terms of the Amended Asbestos Settlement. On April 9, 2007, Entrade tendered to the agent for Reorganized Artra and the Asbestos Trust $2,000,000 in payment of the cash portion of its obligations under the Amended Asbestos Settlement. Entrade also delivered the New Entrade Note and assumed the obligation to fund an additional $500,000 towards Artra’s ongoing business operations as required by the Amended Asbestos Settlement. As a result of those actions, Entrade fulfilled all obligations necessary to initiate permanent and irrevocable protection of Entrade pursuant to the Channeling Injunction. Consequently, the Channeling Injunction in favor of Entrade is now in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2007

Entrade Inc.
(Registrant)

/s/ Peter R. Harvey
Peter R. Harvey
President and Chief Executive Officer

Item 9.01 Exhibits

No.	Description
99.1	Amended Settlement Agreement dated April 9, 2007, by and among Entrade, Inc., Artra Group Incorporated, the Artra 524(g) Asbestos Trust.